Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Digital Angel Corporation’s Registration Statements on Form S-8 (Nos. 333-11294, 333-31696, 333-38420, 333-39553, 333-48364, 333-88421, 333-92327, 333-93117, 333-106742, 333-118776, 333-121123, 333-123738, 333-126229, 333-148958, 333-162535 and 333-168216) of our report dated September 16, 2013 on our audits of the consolidated financial statements of VeriTeQ Acquisition Corporation and subsidiaries, which appears in the Current Report on Form 8-K/A of Digital Angel Corporation dated on or about September 20, 2013. Our report includes an explanatory paragraph about the existence of substantial doubt concerning VeriTeQ Acquisition Corporation's ability to continue as a going concern.

/s/ EisnerAmper LLP

New York, New York

September 20, 2013